Exhibit 3.46

AGREEMENT

OF

LIMITED PARTNERSHIP

OF

QUIETFLEX MANUFACTURING COMPANY, L.P.

This Agreement of Limited Partnership (this “Agreement”) of Quietflex Manufacturing Company, L.P. (the “Partnership”), dated as of May 17, 2001 is entered into by and between Quietflex Holding Company, a Delaware corporation, as the sole general partner of the Partnership (the “General Partner”), and Goodman Manufacturing Company, L.P., a Texas limited partnership, as the sole limited partner of the Partnership (the “Limited Partner”).

WHEREAS, for and in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the General Partner and the Limited Partner desire to form the Partnership as a Texas limited partnership pursuant to the Texas Revised Limited Partnership Act, Tex. Rev. Civ. Stat. Ann. art 6132a-1, as amended from time to time (the “Act”), by filing a Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Texas (the “Certificate of Limited Partnership”), the General Partner and the Limited Partner (collectively, the “Partners”) hereby agree as follows:

ARTICLE I

FORMATION OF PARTNERSHIP

1.1 Formation. The Partners hereby form the Partnership as a limited partnership pursuant to the provisions of the Act.

1.2 Name. The name of the Partnership shall be Quietflex Manufacturing Company, L.P. The business of the Partnership shall be conducted under such name or such other name as the General Partner may from time to time determine in its sole discretion.

1.3 Registered Office; Registered Agent. The registered office of the Partnership required by the Act to be maintained in the State of Texas shall be the office of the initial registered agent named in the Certificate of Limited Partnership (“Certificate”). The registered agent of the Partnership in the State of Texas shall be the initial registered agent named in the Certificate.

1.4 Term. The term of the Partnership shall commence upon the filing of the Certificate in accordance with the Act and shall continue in existence until December 31, 2050, or until the earlier dissolution of the Partnership as provided in this Agreement or pursuant to the Act.

ARTICLE II

PURPOSE

2.1 Purpose. The purpose and nature of the business to be conducted and promoted by the Partnership shall be to conduct any business that may lawfully be conducted by a limited partnership organized pursuant to the Act.

2.2 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and businesses of the Partnership.

ARTICLE III

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS AND ALLOCATIONS

3.1 Capital Contributions.

(a) Simultaneously with the execution of this Agreement and in exchange for its Partnership Interest, the General Partner shall make an initial Capital Contribution as set forth on Exhibit A hereto.

(b) Simultaneously with the execution of this Agreement and in exchange for its Partnership Interest, the Limited Partner shall make an initial Capital Contribution on as set forth on Exhibit A hereto.

(c) As used in this Section 4, “Partnership Interest” means, with respect to any Partner, its interest in the Partnership, including the right to receive distributions of Partnership assets and the right to receive allocations of income, gain, loss, deduction, or credit of the Partnership. The Partnership Interest of the General Partner and the Limited Partner shall be as follows:

Partner	Partnership Interest
General Partner	0.1%
Limited Partner	99.9%

3.2 Additional Capital Contributions of the Partners. No Partner shall be required to make any Capital Contributions to the Partnership beyond those described in this Agreement or otherwise agreed to in writing by the Partner from whom such additional Capital Contribution is sought.

3.3 Distributions and Allocations. All distributions of cash and other property, and all allocations of income, loss, gain, deduction and credit, shall be made in accordance with the Partners’ respective Partnership Interests.

ARTICLE IV

MANAGEMENT AND OPERATION OF BUSINESS

4.1 General Authority and Powers of the General Partner. Except as is otherwise provided in this Agreement or the Act, all decisions respecting any matter relating to the Partnership or otherwise affecting or arising out of the conduct of the business of the Partnership shall be made by the General Partner, and the General Partner shall have the exclusive right and full authority to manage, conduct, control and operate the Partnership’s business.

4.2 Powers and Duties of the Limited Partner. Except as is otherwise provided for in this Agreement or the Act, the Limited Partner shall not participate in the management or control of the business affairs of the Partnership, transact any business on behalf of the Partnership, or have any power or authority to bind or obligate the Partnership.

ARTICLE V

MERGERS

5.1 Authority. The Partnership may merge or consolidate with one or more corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including, without limitation, a general partnership or limited partnership, formed under the laws of the State of Texas or any other state of the United States of America, pursuant to a written agreement of merger or consolidation, to the fullest extent permitted by the Act.

5.2 Procedure for Merger or Consolidation. Merger or consolidation of the Partnership pursuant to this Article V shall require the consent of both Partners.

ARTICLE VI

POWER OF ATTORNEY

6.1 Power of Attorney. By the execution of this Agreement, the Limited Partner does irrevocably constitute and appoint the General Partner its true and lawful attorney-in-fact and agent to execute with full power and authority to act in its name, place and stead in executing all other documents which the General Partner deems necessary or reasonably appropriate:

(a) to qualify or continue the Partnership as a limited partnership (or a partnership in which special partners have limited liability);

(b) to reflect the dissolution and termination of the Partnership; or

(c) to comply with any assumed name statute.

6.2 Nature of Power. The power of attorney granted herein:

(a) shall be deemed to be coupled with an interest, shall be irrevocable, and shall survive the dissolution, liquidation or termination of the Limited Partner;

(b) may be exercised by the General Partner for the Limited Partner (or any successor Limited Partner) by listing the Limited Partners required to execute any such instrument with a simple, signature of the General Partner acting as attorney-in-fact for it, or in such other manner, including by facsimile signature, as the General Partner may deem appropriate; and

(c) shall be binding on any assignee or vendee of a Partnership Interest by the Limited Partner, or any portion thereof including only the distributive rights relating thereto.

ARTICLE VII

TRANSFERABILITY OF INTERESTS

7.1 Transferability of Interests. No interest in the Partnership can be transferred or assigned, and no transferee and no assignee shall be admitted as a Partner in the Partnership, unless all of the Partners consent to such transfer or arrangement.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

8.1 Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon:

(a) the expiration of its term as provided in Section 1.4;

(b) the withdrawal of the General Partner or the occurrence of any other event that results in its ceasing to be the General Partner;

(c) an election to dissolve the Partnership by the General Partner;

(d) the bankruptcy of the General Partner; or

(e) the sale of all or substantially all of the Partnership’s assets.

ARTICLE IX

DISSOLUTION AND LIQUIDATION

9.1 Liability Among Partners; Indemnification. No Partner shall be liable or obligated to any other Partner or to the Partnership for any mistake of fact or judgment made by a partner in fulfilling its obligations to the Partnership pursuant to this Agreement that results in any loss to the Partnership unless fraud or willful misconduct shall be proven in a court of law, irrespective and without regard to any negligence or gross negligence on the part of such Partner. To the fullest extent permitted by the Act or other applicable law, the General Partner and its offices, directors and employees shall be indemnified and held harmless by the Partnership for and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever, arising out of or incidental to the General Partner’s management of the Partnership affairs or to any Person’s acting as an officer, director or employee of the General Partner with respect to Partnership affairs, irrespective and without regard to any negligence or gross negligence on the part of the General Partner or any of its officers, directors or employees; provided, however, that neither the General Partner nor any officer director or employee shall be entitled to indemnification hereunder where the claim at issue is based upon: (a) a matter entirely unrelated to the General Partner’s management of the Partnership affairs; (b) the proven fraud or willful misconduct of the General Partner or any of its officers, directors or employees; or (c) the proven breach by the General partner of any provision of this Agreement. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies, and recourse to which the General Partner or any of its officers, directors or employees shall be entitled, whether pursuant to some other provision of this Agreement, at law, or in equity.

IN WITNESS WHEREOF, the General Partner and the Limited Partner have caused this Agreement to be executed by their respective duly authorized officers effective on the date first set forth above.

GENERAL PARTNER

QUIETFLEX HOLDING COMPANY

By:	/s/ Ben D. Campbell
Ben D. Campbell
Executive Vice President

LIMITED PARTNER

GOODMAN MANUFACTURING COMPANY, L.P.

By:	Goodman Holding Company,
Its Sole General Partner

By:	/s/ Ben D. Campbell
Ben D. Campbell
Executive Vice President

SCHEDULE A

CONTRIBUTED ASSETS

Name and Address of Partner	Partnership Interest	Initial Capital Contribution
Quietflex Holding Company 1501 Seamist Houston, Texas 77008	0.1%	$1.00

Goodman Manufacturing Company, L.P. 1501 Seamist Houston, Texas 77008	99.9%	$9,999.00